Exhibit 99.1

             MIG Announces Recent Developments With Respect to its
                  Business Ventures in the Country of Georgia

     CHARLOTTE, N.C.--(BUSINESS WIRE)--Feb. 15, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") currently traded as: (OTCBB: MTRM) - Common Stock and (PINK SHEETS: MTRMP) - Preferred Stock, the owner of interests in various communications and media businesses in the countries of Russia and Georgia, announced the following recent developments concerning its investments and business operations in the country of Georgia:

     -- Magticom Ltd., the Company's Georgian mobile telephony business venture ("Magticom"), issued a dividend of $27.0 million, net of 10% Georgian dividend withholding taxes. By virtue of its then 34.5% indirect interest in Magticom, the Company received approximately $9.3 million of this dividend. The dividend principally reflects Magticom's performance in the second-half of 2004.

     -- Following the issuance of the dividend, the Company completed a restructuring of its interest in Magticom on terms reflecting those contained in the previously announced memorandum of understanding, dated April 23, 2004, between the Company and Dr. George Jokhtaberidze, the co-founder of Magticom. As part of the restructuring, the Company purchased an additional 8.3% interest in Magticom from Dr. Jokhtaberidze; increasing the Company's ownership interest in Magticom to 42.8%. The Company and Dr. Jokhtaberidze placed their respective Magticom ownership interests into a holding vehicle ("ITC LLC") owned 50.1% by the Company and 49.9% by Dr. Jokhtaberidze. ITC LLC now owns, directly and indirectly, 85.5% of Magticom; and the Company now has the largest effective ownership interest in Magticom and is able to exert operational control over Magticom. A wholly-owned subsidiary of the Company issued a promissory note in the amount of $23,085,896 to Dr. Jokhtaberidze in payment of the additional 8.3% Magticom interest the Company obtained. This payment amount reflects Magticom's actual performance for 2004, and differs from the amount set forth in earlier Company filings which were based on 2003 Magticom results. As security for the promissory note, the Company has assigned to Dr. Jokhtaberidze its right to receive a portion of its future dividends from Magticom until the loan is paid in full.

     -- Following the aforementioned restructuring of Magticom interests, ITC LLC paid $15 million to the Georgian government to cancel all of the Georgian government's rights under the previously announced memorandum of understanding between the Georgian government and a wholly-owned subsidiary of the Company providing for such subsidiary to issue an assignable option to purchase a 20% ownership interest in Magticom to the Georgian government. The $15 million payment was fully funded with cash contributions to ITC LLC made by the Company and Dr. Jokhtaberidze in proportion to their respective 50.1% and 49.9% ownership shares of ITC LLC.

     -- Finally, a wholly-owned subsidiary of the Company paid $5 million to purchase an additional 51% ownership interest in Telecom Georgia, a Georgian long-distance transit operator, from the Georgian government, bringing the Company's total ownership interest in Telecom Georgia to 81%.

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in Tbilisi, Georgia.
     This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood that any strategic transaction will take place, the value that might be realized by MIG's stakeholders upon the consummation of any such transaction or the form or terms of any strategic transaction, the future performance of operating the Company as a going concern and the growth of Telecom Georgia. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated April 5, 2004, April 26, 2004, May 7, 2004, May 18, 2004, June 25, 2004, July 9, 2004, July 14,
2004, July 26, 2004, August 4, 2004, October 19, 2004, November 4, 2004,
November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005 and February 9, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity.

     Please visit our website at www.metromedia-group.com.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle, 704-321-7383
              investorrelations@mmgroup.com